                                                                    EXHIBIT 10.8

================================================================================

                           PURCHASE AND SALE AGREEMENT

================================================================================

                                  By and Among

                               EL PASO CGP COMPANY
                            COASTAL COAL COMPANY, LLC
                        COASTAL COAL - WEST VIRGINIA, LLC
                      ANR WESTERN COAL DEVELOPMENT COMPANY
                            (COLLECTIVELY "SELLERS")

                                       and

                                    CSTL LLC
                                     (Buyer)

                              ====================

                           Covering the Acquisition of

                 CERTAIN ASSETS OF COASTAL COAL COMPANY, LLC AND
                      COASTAL COAL - WEST VIRGINIA, LLC AND
                      ANR WESTERN COAL DEVELOPMENT COMPANY

                              ====================

                                November 6, 2002

                                TABLE OF CONTENTS

1.  DEFINITIONS AND INTERPRETATIONS

    1.1.   Definitions                                                                    1
    1.2.   Interpretations                                                                1

2.  PURCHASE AND SALE OF ASSETS

    2.1.   Purchase and Sale                                                              1
    2.2.   Purchase Price                                                                 3
    2.3.   The Closing                                                                    3
    2.4.   Deliveries at the Closing                                                      3
    2.5.   Assumed Liabilities                                                            4
    2.6.   Retained Assets and Liabilities                                                4

3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

    3.1.   Representations and Warranties Concerning the Sellers                          4
    3.2.   Representations and Warranties of the Buyer                                    5

4.  REPRESENTATIONS AND WARRANTIES CONCERNING THE ASSETS

    4.1.   Representations and Warranties Concerning the Assets                           6
    4.2.   Limitations of Representations and Warranties                                  8

5.  PRE-CLOSING COVENANTS

    5.1.   Satisfaction of Conditions Precedent                                           9
    5.2.   Notices and Consents                                                           9
    5.3.   Operation of Business                                                          9
    5.4.   Access to Information                                                         10
    5.5.   Contact with Customers and Vendors                                            10
    5.6.   Amendment of Schedules                                                        10
    5.7    Financial Statements                                                          11

6.  POST-CLOSING COVENANTS

    6.1.   General                                                                       11
    6.2.   Delivery and Retention of Records                                             11
    6.3.   Employee Matters                                                              12

7.  CONDITIONS PRECEDENT

    7.1.   Conditions to Obligation of the Buyer                                         12
    7.2.   Conditions to Obligation of the Sellers                                       13

8.  REMEDIES FOR BREACHES OF AGREEMENT

    8.1.   Survival of Representations, Warranties and Certain Covenants                 14
    8.2.   Indemnification Provisions for Benefit of the Buyer                           14
    8.3.   Indemnification Provisions for Benefit of the Sellers                         15
    8.4.   Matters Involving Third Parties                                               15
    8.5.   Determination of Amount of Adverse Consequences                               16
    8.6.   Tax Treatment of Indemnity Payments                                           16

9.  TAX MATTERS

    9.1.   Post-Closing Tax Returns                                                      16
    9.2.   Pre-Closing Tax Returns                                                       16
    9.3.   Prorated Ad Valorem Taxes                                                     17
    9.4.   Claims for Refund                                                             17
    9.5.   Cooperation on Tax Matters                                                    17
    9.6.   Certain Taxes                                                                 18
    9.7.   Confidentiality                                                               18
    9.8.   Audits                                                                        18
    9.9.   Control of Proceedings                                                        18
    9.10.  Powers of Attorney                                                            18
    9.11.  Remittance of Refunds                                                         18
    9.12.  Purchase Price Allocation                                                     19
    9.13.  Closing Tax Certificate                                                       19

10. TERMINATION OF AGREEMENT

    10.1.  Termination of Agreement                                                      19
    10.2.  Effect of Termination                                                         20

11. MISCELLANEOUS

    11.1.  Insurance                                                                     20
    11.2.  Press Releases and Public Announcements                                       20
    11.3.  No Third Party Beneficiaries                                                  20
    11.4.  Succession and Assignment                                                     20
    11.5.  Counterparts                                                                  20
    11.6.  Notices                                                                       20
    11.7.  Governing Law                                                                 21
    11.8.  Entire Agreement                                                              21
    11.9.  Severability                                                                  22
    11.10. Transaction Expenses                                                          22

                                    EXHIBITS

Exhibit A:   Definitions and Interpretations
Exhibit B:   Description of Assets
Exhibit C:   Form of Special Warranty Deed
Exhibit D:   Form of Assignment Agreement -Overriding Royalty
Exhibit E:   Form of Lease Agreements
Exhibit F:   Form of Assignment Agreement - Leases
Exhibit G:   Form of Bill of Sale
Exhibit H:   Disclosure Schedule
Exhibit I:   Form of Legal Opinions

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of November 6, 2002 is by and among (1) EL PASO CGP COMPANY, a Delaware corporation ("El Paso CGP"); COASTAL COAL COMPANY, LLC, a Delaware limited liability company ("Coastal Coal"); COASTAL COAL - WEST VIRGINIA, LLC, a Delaware limited liability company ("Coastal Coal WV"); and ANR WESTERN COAL DEVELOPMENT COMPANY, a Delaware corporation ("ANR WCDC") (individually a "Seller" and collectively the "Sellers") and (2) CSTL LLC, a Delaware limited liability company, (the "Buyer"). The Sellers and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

      WHEREAS, El Paso CGP, directly and through subsidiaries owns (1) all of the outstanding membership interests of Coastal Coal and Coastal Coal WV and (2) all of the issued and outstanding stock of ANR WCDC;

      WHEREAS, Coastal Coal owns various real properties and coal reserves in Virginia and Kentucky and Coastal Coal WV owns various real properties and coal reserves in the state of West Virginia and each is qualified to do business in the respective states where it owns property;

      WHEREAS, ANR WCDC owns certain overriding royalty interests with respect to certain lignite reserves located in North Dakota; and

      WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase, and Coastal Coal, Coastal Coal WV and ANR WCDC (collectively, the "Seller Parties") will sell, certain of their respective rights, title and interests in and to such real properties, coal reserves and royalties in return for the consideration specified herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

      1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Section 1.1 of Exhibit A.

      1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

      2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) the Seller Parties agree to sell to the Buyer, and the Buyer agrees to purchase from the Seller Parties all of such Seller Parties' right, title and interest in the following assets and properties (all of which are collectively referred to as the "Assets"):

(a) Coastal Coal Assets. Coastal Coal's right, title and interest in the following assets and properties (all of which are collectively referred to as the "Coastal Coal Assets"):

      (i) approximately 137,628 acres of surface and/or mineral estates located in Wise, Dickenson, Russell, Scott, and Lee Counties in Virginia and Bell, Breathitt, Clay, Floyd, Harlan, Knott, Leslie, Letcher, Perry and Pike Counties in Kentucky, and also certain non-coal properties located in Bedford, Botetourt, Carroll, Montgomery, Pulaski, Roanoke, Smyth, Tazewell, Washington and Wythe Counties, Virginia; Ashe County, North Carolina; Walker County, Georgia; and Archer, Coleman, Montague, Witchita, Young and Jack Counties, Texas (the "Coastal Coal Real Property");

      (ii) all mineral and coal leases, surface leases, oil and gas agreements, timber agreements, servitudes, easements, roads, rights of access, ingress and egress and rights of way (collectively the "Coastal Coal Easements") relating to or useful in connection with the Coastal Coal Real Property and identified on Exhibit B;

      (iii) all records in the possession of the Sellers pertaining directly to the Coastal Coal Real Property or Coastal Coal Easements, including maps, files reserve information and other similar materials pertaining to such assets (the "Coastal Coal Records"); provided that Coastal Coal will be given reasonable access to the Coastal Coal Records as reasonably necessary to conduct coal mining operations and related activities pursuant to the Lease Agreements; and

      (iv) the tangible assets contained within or associated with the Coastal Coal land office at Hazard, Kentucky, including the office building, furniture, furnishings, file cabinets, computers, printers, vehicles, and related assets and the tangible assets contained within or associated with the loading facility known as Esco Dock located in Pike County, Kentucky (collectively the "Tangible Assets").

      The Coastal Coal Real Property, Coastal Coal Easements and the Tangible Assets are more fully described in Exhibit B.

(b) Coastal Coal WV Assets. Coastal Coal WV's right, title and interest in the following assets and properties (all of which are collectively referred to as the "Coastal Coal WV Assets"):

      (i) approximately 37,668 acres of surface and/or mineral estates located in Preston and Taylor Counties in West Virginia (the "Coastal Coal WV Real Property");

      (ii) all mineral and coal leases, surface leases, oil and gas agreements, timber agreements, servitudes, easements, roads, rights of access, ingress and egress and rights of way (collectively the "Coastal Coal WV Easements") relating to or useful in connection with the Coastal Coal WV Real Property and identified on Exhibit B; and

      (iii) all records in the possession of the Sellers pertaining directly to the Coastal Coal Real Property or Coastal Coal Easements, including maps, files, reserve information and other similar materials pertaining to such assets (the "Coastal Coal WV Records"); provided that Coastal Coal WV will be given reasonable access to the Coastal Coal WV Records as reasonably necessary to conduct coal mining operations and related activities pursuant to the Lease Agreements.

      The Coastal Coal WV Real Property and Coastal Coal WV Easements are more fully described in Exhibit B.

(c) ANR WCDC Assets. ANR WCDC's right, title, and interest in the following assets and properties (all of which are collectively referred to as the "ANR WCDC Properties")

      (i)   the Overriding Royalty Contract; and

      (ii) any maps, files, reserve information and other similar materials pertaining to the Overriding Royalty Contract (the "ANR WCDC Records").

For avoidance of doubt, the Assets shall not include any of the following: (a) the inventories owned by Coastal Coal and Coastal Coal WV (including inventories of extracted coal and other raw materials and supplies) that are located on or are in transit to the Sites (although Buyer shall receive all royalty attributable to such inventory, to the extent such coal is sold after the date hereof), (b) preparation plants, buildings, infrastructure, machinery, equipment, vehicles, furniture, supplies, replacement parts, tools and any other tangible personal property that are located on or are in transit to the Sites,
(c) any leases, licenses, coal sale agreements, supply agreements, railroad agreements and any other agreements or contracts not specifically listed in Exhibit B to which the Seller Parties or their Affiliates are a party, whether written or oral, (d) any governmental licenses or permits relating to the Assets or the operation of the business of the Affiliates of the Sellers, and (e) any accounts, accounts receivable, notes and notes receivable, reclamation and performance bonds, deposit, pre-paid rentals and royalties, cash and cash equivalents and other securities and instruments.

      2.2 Purchase Price. In consideration for the sale of the Assets, the Buyer agrees to pay to El Paso CGP (or its designee) at the Closing $69,000,000.00 (the "Purchase Price") payable by wire transfer of immediately available funds, and such payment shall constitute the receipt by each of the Sellers of the purchase price as allocated pursuant to Section 9.12 hereof.

      2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of El Paso CGP located at 1001 Louisiana Street, Houston, Texas 77002, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyer and El Paso CGP may mutually determine (the "Closing Date").

      2.4 Deliveries at the Closing. At the Closing, (a) the Seller Parties will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1(d), (b) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.2(d),
(c) Coastal Coal and Coastal Coal WV, respectively, will execute and deliver to the Buyer one or more special warranty deeds substantially in the form attached as Exhibit C that are necessary to convey (i) the Coastal Coal Real Property and the Coastal Coal Easements and (ii) the Coastal Coal WV Real Property and the Coastal Coal WV Easements, together with sales listing forms required by applicable law, (d) ANR WCDC will execute and deliver to the Buyer and the Buyer will execute and deliver to the Sellers the Assignment Agreement substantially in the form attached as Exhibit D to transfer the Overriding Royalty Contract,
(e) Coastal Coal and Coastal Coal WV, respectively, will execute and deliver to the Buyer and the Buyer will execute and deliver to the Sellers the Lease Agreements substantially in the form attached as Exhibit E with regard to (i) the lease of the Coastal Coal Real Property and such of the Coastal Coal Easements as are set forth therein to Coastal Coal for the purpose of mining, processing and transporting coal from such properties and (ii) the lease of the Coastal Coal WV Real Property and such of the Coastal Coal WV Easements as are set forth therein to Coastal Coal WV for the purpose of mining, processing and transporting coal from such properties,
(f) the Seller Parties will execute and deliver the Assignment Agreements substantially in the form of Exhibit F, assigning those leases identified in Exhibit B, (g) the Seller Parties will execute and deliver the Bill of Sale, substantially in the form of Exhibit G, transferring title to the Tangible Assets and (h) the Buyer will pay the Purchase Price by wire transfer to El Paso CGP (or its designees).

      2.5 Assumed Liabilities. On the Closing Date, the Buyer will assume and will be obligated to fully and timely pay, perform, and discharge in accordance with their terms, only those liabilities specifically identified in Section 2.5 of the Disclosure Schedule (the "Assumed Liabilities").

      2.6 Retained Assets and Liabilities. On the Closing Date, El Paso CGP or its Affiliates shall retain and will be (a) obligated to fully and timely pay, perform and discharge in accordance with their terms and (b) entitled to receive any proceeds, recoveries (monetary or otherwise) and benefits, associated with the matters specifically identified in Section 2.6 of the Disclosure Schedule (the "Retained Assets and Liabilities"). On or prior to the Closing Date, to the extent permitted and required, the Sellers shall cause the Retained Assets and Liabilities to be assigned or otherwise transferred to El Paso CGP or its Affiliates. To the extent that any of the Retained Assets and Liabilities cannot be assigned or otherwise transferred to El Paso CGP or its designee prior to the Closing Date (including where such an assignment or transfer would constitute a breach or default under any agreement, encumbrance or commitment, would violate any Law or would in any way adversely affect the rights or increase the obligations of El Paso CGP or its designee), then the Buyer will execute and deliver any other documents, certificates, agreements and other writings, and take such other actions, in each case, as may be reasonably necessary, desirable or requested by El Paso CGP in order to provide or impose upon El Paso CGP or its designee the benefits and the obligations associated with such Retained Assets and Liabilities.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                                 THE TRANSACTION

      3.1 Representations and Warranties Concerning the Sellers. Except as set forth in the Disclosure Schedule set forth in Exhibit H, the Sellers represent and warrant to the Buyer as follows:

            (a) Organization of the Sellers and Affiliates. Each of El Paso CGP and ANR WCDC is a corporation, each of which is duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each of Coastal Coal and Coastal Coal WV is a limited liability company, each of which is duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each of the Sellers is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to qualify would not have a material adverse effect on the Sellers or their ability to consummate the transactions contemplated by this Agreement. El Paso CGP, directly or through subsidiaries, owns (i) all of the outstanding membership interests of Coastal Coal and Coastal Coal WV and (ii) all of the issued and outstanding shares of ANR WCDC.

            (b) Authorization of Transaction. Each of the Sellers has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of each of the Sellers enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Sellers is subject or any provision of their Organizational Documents or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which it is bound or to which any of its assets is subject, except for (x) required consents to transfer and related provisions as set forth in Schedule 3.1(c) of the Disclosure Schedule, (y) any other third-party approvals or consents contemplated in this Agreement; and (z) such violations, defaults, breaches, or other occurrences that do not have a Material Adverse Effect on the ability of any of the Sellers to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. Neither the Sellers nor their Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (e) Solvency. As of the date of this Agreement, and after consummation of the transactions contemplated by this Agreement, none of the Sellers are insolvent or unable to pay its debts or have made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization law has been commenced by or with respect to any of the Sellers.

      3.2 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

            (a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

            (b) Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or its Affiliates could become liable or obligated.

            (e) Financing. The Buyer has sufficient immediately available funds to enable it to make payment of the Purchase Price at Closing without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency. The Buyer expressly acknowledges that, in executing this Agreement, the Sellers are relying on the Buyer's representation with regard to the availability of the necessary funds for the payment of the Purchase Price upon Closing and that there is no condition precedent under this Agreement with regard to the Buyer's ability to obtain financing.

            (f) Sellers' Breach of Representation or Warranty. To the Buyer's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Sellers to be in breach of any representation or warranty set forth in this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES CONCERNING
                                   THE ASSETS

      4.1 Representations and Warranties Concerning the Assets. Except as set forth in the Disclosure Schedule set forth in Exhibit G, the Sellers represent and warrant to the Buyer as follows:

            (a) Title to the Real Property. To the Sellers' Knowledge, the Assets are free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Encumbrances disclosed in the Disclosure Schedule and
(iii) Encumbrances which do not have a Material Adverse Effect. The Sellers have delivered or made available to the Buyer all material title reports, title insurance policies, title commitments, title opinions and title abstracts relating to the Coastal Coal Real Property and Easements and the Coastal Coal WV Real Property and Easements (the "Title Information") which are in the possession and control of the Sellers. To Sellers' Knowledge, all Title Information is true and accurate except to the extent such inaccuracy would not have a Material Adverse Effect or as set forth in the Disclosure Schedule.

            (b) No Adverse Claims. To the Sellers' Knowledge, there are no adverse claims to any of the Coastal Coal Real Property and Easements or the Coastal Coal WV Real Property and Easements, except for (i) Permitted Encumbrances, (ii) those claims which would not have a Material Adverse Effect, and (iii) those claims disclosed in the Disclosure Schedule. There are no eminent domain, zoning or condemnation proceedings pending, or to the Sellers' Knowledge, threatened against any of (i) the Coastal Coal Real Property or Easements or (ii) the Coastal Coal WV Real Property or Easements, except such proceedings that would not have a Material Adverse Effect.

            (c) Contracts and Commitments. The Overriding Royalty Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. To the Sellers' Knowledge, ANR WCDC has performed all material obligations required to be performed by it to date under the Overriding Royalty Contract, and is not in default under any material obligation of such contracts, except when such default would not have a Material Adverse Effect. To the Sellers' Knowledge, the Outleases are in full force and effect and each party thereto has performed all material obligations required to be performed by it under such Outleases, and is not in default under any material obligation of such Outleases, except when such default would not have a Material Adverse Effect.

            (d) Material Change. To the Sellers' Knowledge, since October 1, 2002 there has been no Material Adverse Effect.

            (e) Tax Matters. Except as would not have a Material Adverse Effect:

                  (i) There is no dispute or claim concerning any Tax liability with respect to the Assets claimed or raised by any authority in writing.

                  (ii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Assets and for which the Buyer may be responsible.

                  (iii) Each of the Seller's Affiliates has filed all Tax Returns with respect to the Assets that it was required to file and such Tax Returns (with respect to the Assets) are accurate in all respects. All Taxes shown as due with respect to the Assets on any such Tax Returns have been paid.

                  (iv) To Sellers' Knowledge, no special assessments for improvements are outstanding or have been completed as of the date of this Agreement.

            (f) Litigation. Section 4.1(f) of the Disclosure Schedule sets forth each instance in which any of the Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Sellers' Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

            (g) Environmental Matters. To the Sellers' Knowledge:

                  (i) With respect to the Assets, each of Coastal Coal and Coastal Coal WV is in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment as in effect on or before the date of this Agreement, including, without limitation, the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. section 1201 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. and the statutes, regulations, rules and orders of all agencies responsible for supervision and enforcement of environmental and mining laws of Kentucky, Virginia and West Virginia (collectively, the "Environmental Laws" and individually an "Environmental Law"), except as set forth in Section 4.1(g) of the Disclosure Schedule, and except for such instances of noncompliance that do not have a Material Adverse Effect.

                  (ii) Each of Coastal Coal and Coastal Coal WV, with respect to the Assets, has obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating its assets and business as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except as set forth in
Section 4.1(g) of the Disclosure Schedule, and except for such matters that do not have a Material Adverse Effect.

                  (iii) Except as set forth in Section 4.1(g) of the Disclosure Schedule, and except as does not have a Material Adverse Effect, (A) there are no pending or, to the Sellers' Knowledge, threatened claims, demands, actions, administrative proceedings or lawsuits against either of Coastal Coal or Coastal Coal WV, with respect to the Assets under any Environmental Laws and none of the Sellers has any Knowledge (without any obligation of due inquiry) of facts which would give rise to the same and (B) none of the Assets are, subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws.

                  (iv) None of the Sellers has received any written notice that either Coastal Coal or Coastal Coal WV, with respect to the Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

None of the Sellers makes any representation or warranty relating to any Environmental Law, except as expressly set forth in this Section 4.1(g). Notwithstanding anything to the contrary in this Section 4.1(g), none of the Sellers makes any representation or warranty in this Section 4.1(g) with respect to the lands associated with the Overriding Royalty Contract.

            (h) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Asset or the Sellers are subject or (ii) to the Sellers' Knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement to which any Asset is subject, except for (xx) required consents to transfer and related provisions and any other third party appraisals or consents contemplated in this Agreement or (yy) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. None of the Sellers needs to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement.

      4.2 Limitations of Representations and Warranties. The following limitations apply with regard to any representations and warranties by the
Sellers:

            (a) The Buyer acknowledges that (i) it has had and pursuant to this Agreement will have before Closing access to the Sellers, the Assets, and the officers and employees of the Sellers and

(ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Without limiting the above, Buyer has, prior to the execution and delivery of this Agreement, (i) reviewed the environmental site assessments of some of the Coastal Coal and Coastal Coal WV Real Property (the "Real Property") that were provided to the Buyer and are more fully described in Section 4.2 of the Sellers' Disclosure Schedule, (ii) had full opportunity to conduct to its satisfaction inspections of the Real Property, and (iii) fully completed all inspections of the Real Property. Buyer acknowledges, after such review and inspections, that no further investigation of the Real Property is necessary for purposes of acquiring the Assets for Buyer's intended use. THE BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

            (b) WITHOUT LIMITING THE ABOVE, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE SELLERS MAKE NO AND DISCLAIM ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE REGARDING ALL GEOLOGICAL DATA, RESERVE OR RESOURCE DATA, SUFFICIENCY OF MINING RIGHTS (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1(a) ABOVE), PROCESSING CAPABILITIES OF THE ASSETS, MINEABILITY OF COAL, QUALITY OF COAL RESERVES AND INVENTORIES. THE ACREAGES OF THE COASTAL COAL REAL PROPERTY AND THE COASTAL COAL WV REAL PROPERTY SET FORTH IN THIS AGREEMENT ARE APPROXIMATIONS AND ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO IS DISCLAIMED.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

      5.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Article
VII. Without limiting the generality of the foregoing, the Buyer and the Sellers agree to cooperate to take all commercially reasonable actions to satisfy the conditions precedent and consummate the transactions contemplated under this Agreement not later than December 31, 2002.

      5.2 Notices and Consents. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will give any notices to third parties, and will use its commercially reasonable efforts to obtain the third party consents, listed on Section 5.2 of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities.

      5.3 Operation of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Sellers will not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or Section 5.3 of the Disclosure Schedule, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not, without the consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as expressly contemplated by this Agreement or as set forth in Section 5.3 of the Disclosure Schedule, do any of the following:

            (a) cause or allow any of the Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 5.3(a) of the Disclosure Schedule; or

            (b) except in the Ordinary Course of Business, amend in any material respect, or terminate the Overriding Royalty Contract or any material agreement, contract, lease, license or other instrument affecting or related to the Coastal Coal Assets or the Coastal Coal WV Assets before the expiration of the term thereof, other than to the extent the Overriding Royalty Contract or any of them terminate or are terminable pursuant to their respective terms in the Ordinary Course of Business.

      Notwithstanding anything to the contrary above, El Paso CGP shall have the right to negotiate and enter into agreements with third parties to purchase the equity interests in Coastal Coal, Coastal Coal WV and other Affiliates of the Sellers at any time during the term of this Agreement.

      5.4 Access to Information. The Sellers will permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Coastal Coal, Coastal Coal WV and ANR WCDC to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Assets. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section
5.4 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All "due diligence" activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Sellers and their Affiliates from and against all damages, losses and liabilities incurred as a result of such activities. During the period prior to Closing, in no event shall Buyer or its Affiliates or their respective officers, directors, employees, counsel, financial advisors or other representatives be permitted to conduct Phase II environmental assessments or any other sampling or testing of soil and/or ground or surface water at, or under, any real property associated with the Subject Assets, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

      5.5 Contact with Lessees, Customers and Vendors. The Buyer shall not, prior to the Closing Date, contact any lessee, customer, vendor, supplier or employee of, or any other Person having business dealings with, Sellers or their Affiliates with respect to any aspect of the Assets or the transactions contemplated hereby, without the prior consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

      5.6 Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend the Disclosure Schedules applicable to that Party with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. For the purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto. However, if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be deemed included in the Disclosure Schedule and no Party shall be entitled to make a claim for indemnification under this Agreement with regard to such supplemental information based on the absence of any such supplemental information in the Disclosure Schedule as of the date of this Agreement, pursuant to the terms of this Agreement.

            5.7 Financial Statements. As soon as practicable following the date of this Agreement, the Sellers and the Buyer will cooperate in communicating with the Securities and Exchange Commission ("SEC") to determine the form and the periods of the audited financial statements and unaudited interim financial statements acceptable to the SEC to be filed by the Buyer in its Form 8-K and related amendment thereto regarding the purchase of the Assets. As soon as practicable following the date of this Agreement, (i) the Sellers shall provide financial statements and footnotes to the Buyer and its auditors and (ii) upon receipt of such financial statements and footnotes from the Seller, the Buyer will cause its auditors to commence an audit of the applicable financial statements. Upon receiving the response from the SEC detailing the form and the periods of such financial statements, the Seller shall provide financial statements and footnotes in the form agreed-upon by the SEC to the Buyer and its auditors. The Sellers shall cooperate fully with the Buyer and its auditors in completing the required audit(s) of annual periods and review(s) of interim periods in a timely manner, allowing the Buyer to file the required Form 8-K and 8-K amendment(s) in accordance with Regulation S-K and S-X. The audit(s) and interim period review(s) shall be completed prior to the Closing Date. The fees and costs of audit(s) and interim period review(s) shall be borne by the Buyer.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

      6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII).

      6.2 Delivery and Retention of Records. On or before sixty (60) days after the Closing Date, at the Buyer's request, the Sellers will deliver or cause to be delivered to the Buyer at its office in Huntington, West Virginia or Hazard, Kentucky, or such other mutually agreeable location, all files, records, information and data relating to the Coastal Coal Records, the Coastal Coal WV Records and the ANR WCDC Records (collectively, the "Records"). Each of the Sellers (and their successors and assigns) may retain a copy of the Records to the extent that they relate to the operation of their businesses. The Buyer agrees to (a) hold the Records and not to destroy or dispose of any portion thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least sixty
(60) days before such destruction or disposition to surrender them to the Sellers and if the Sellers do not accept such offer within twenty (20) days after receipt of such offer, the Buyer may take such action and (b) following the Closing Date to afford (i) the Sellers, (ii) the Sellers' successors and assigns and (iii) any of their accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees at no cost to the Sellers (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. Nothing herein shall impose any liability upon Buyer in the event of destruction or loss of any Records as a result of casualty. The Buyer agrees to provide the Sellers and their successors and assigns to the interests in Coastal Coal, Coastal Coal WV and their Affiliates involved in the coal mining business reasonable access to the Records after the Closing Date in order for

Sellers to comply with their obligations under this Agreement (including without limitation, the preparation of the Closing Date Statement, the preparation of any required tax returns in accordance with this Agreement and to comply with any indemnity obligations), to conduct any historical audit of the financial statements of Coastal Coal and Coastal Coal WV in accordance with generally accepted accounting principles and in accordance with Regulation S-X of the Securities and Exchange Commission and, to the extent required, to perform any obligations or to receive any benefits associated with the Retained Assets and Liabilities. The Sellers agree (and shall bind its successors and assigns) to keep the terms and conditions of the Outleases confidential; provided that the Sellers shall not be obligated to keep such terms and conditions confidential to the extent that they are already in possession of the public or becomes available to the public other than through the act or omission of the Sellers in breach hereof.

      6.3 Employee Matters. As of the Closing Date, the employees listed on
Section 6.3 of the Disclosure Schedule as of the Closing (the "Current Employees") shall be offered employment with the Buyer or its Affiliates in the same positions, at the same level of wages and/or salary, and at a work location which is within 50 miles of their work location immediately prior to the Closing Date; provided, however, except as may be specifically required by applicable Law or any contract, neither the Buyer nor its Affiliates, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. As of the Closing Date, all Current Employees shall cease active participation in all employee benefit plans and arrangements of the Sellers and their Affiliates. As of the first day following the Closing Date, all Current Employees shall be permitted to participate in the employee benefits plans and arrangements of the Buyer and its Affiliates on the same terms as similarly situated employees of the Buyer or any of its Affiliates. To the extent any employee benefit plan, program or policy of the Buyer or their Affiliates is made available to the Current Employees immediately prior to the Closing Date with respect to any welfare benefit plans to which such employees may become eligible, the Buyer or its Affiliates shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Seller and its Affiliates for their employees prior the Closing Date.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties of the Sellers contained in
Section 3.1 and Article IV shall be true and correct when made and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided, however, that if any representation and warranty of the Sellers is determined to be untrue or incorrect prior to the Closing Date and such failure of such representation and warranty to be so true and correct would have a Material Adverse Effect, then the Buyer shall notify the Sellers upon such determination, and the Sellers shall have the right, but not the obligation, to cure such failure on or before the Closing Date, in which case, if cured, such failure shall be deemed to have been waived;

            (b) the Sellers shall have performed and complied with all of its covenants hereunder through the Closing except to the extent that any failure to perform or comply would not have a Material Adverse Effect;

            (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (d) the Sellers shall have delivered to the Buyer an officer's certificate to the effect that each of the conditions specified in subsections 7.1(a)-(c) is satisfied in all respects;

            (e) any governmental approvals required to consummate the transactions contemplated by this Agreement shall have been received;

            (f) the Buyer shall have either (i) completed the audit requirements with respect to the Assets in accordance with the SEC Requirements as set forth in Section 5.7(b) or (ii) shall have reasonably determined that, based upon its review of the Sellers' accounting records, the SEC Requirements will be capable of being completed in a reasonable period of time; and

            (g) the Sellers shall have delivered to the Buyer an opinion of Robert W. Baker, Senior Vice President and Deputy General Counsel of El Paso (relying to the extent deemed necessary by such counsel on the opinion of Delaware counsel), or other counsel to the Sellers that is reasonably acceptable to the Buyer, substantially in the form attached as Exhibit I.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or before the Closing.

      7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties of the Buyer contained in
Section 3.2 shall be true and correct when made and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct would not have a material adverse effect on the Sellers; provided, however, that if any representation and warranty of the Buyer is determined to be untrue or incorrect prior to the Closing Date and such failure of such representation and warranty to be so true and correct would have a material adverse effect, then Sellers shall notify Buyer upon such determination, and Buyer shall have the right, but not the obligation, to cure such failure on or before the Closing Date, in which case, if cured, such failure shall be deemed to have been waived;

            (b) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing except to the extent any failure to perform or comply would not have a material adverse effect on the Sellers;

            (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (d) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified in subsections 7.2(a)-(c) is satisfied in all respects;

            (e) any governmental approvals required to consummate the transactions contemplated by this Agreement shall have been received;

            (f) all third party consents required to effectuate the transaction under this Agreement have been received by the Sellers on terms acceptable to it, in its sole discretion; and

            (g) the Buyer shall have delivered to the Sellers an opinion of the law firm of Huddleston, Bolen, Beatty, Porter & Copen LLP (relying to the extent deemed necessary by such counsel on the opinion of Delaware counsel), or other counsel to the Buyer that is reasonably acceptable to the Seller, substantially in the form attached as Exhibit I.

The Sellers may waive any condition specified in this Section 7.2 if it executes a writing so stating at or before the Closing.

                                  ARTICLE VIII
                       REMEDIES FOR BREACHES OF AGREEMENT

      8.1 Survival of Representations, Warranties and Certain Covenants. (i) All of the representations and warranties of the Sellers contained in Articles III and IV and in any documentation or certificates delivered pursuant to Section 7.1(d) or as described in Section 2.1 shall survive the Closing under this Agreement for a period of two years after the Closing Date; (ii) the representations and warranties in Section 4.1(e) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the earlier of four (4) years from the Closing Date or the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim; and (iii) the representations and warranties in
Section 4.1(g) shall survive the Closing under this Agreement for a period of three years after the Closing Date. The representations and warranties of the Buyer contained in Section 3.2 shall survive the Closing for a period of two years after the Closing Date. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

      8.2 Indemnification Provisions for Benefit of the Buyer.

            (a) El Paso CGP shall indemnify and hold Buyer harmless from and against any and all Adverse Consequences whatsoever arising out of or resulting from:

                  (i) Any breach of warranty or misrepresentation by the Sellers or the nonperformance of any covenant or obligation to be performed by the Sellers to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 8.1; and that (B) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11.6 within such survival period;

                  (ii) Any liability arising out of the ownership, conduct or operation of the Assets prior to the Closing Date (other than the Assumed Liabilities) to the extent that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11.6 within five years of the Closing Date;

                  (iii) Any claim which may be asserted against the Buyer or any of the Assets, by any of the Sellers' employees, independent contractors, their employees, or agents with respect to liabilities incurred by or on the Sellers' behalf prior to the Closing Date, whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, workers' compensation, vacation and holiday benefits, sick pay, multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith;

                  (iv) Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to the Sellers not associated with the Assets or an Assumed Liability.

            (b) Limitations of Indemnification. The following limitations shall apply with regard to the Sellers' obligations to indemnify the Buyer Indemnitees pursuant to this Section 8.2:

                  (i) The Sellers' and their Affiliates' liability under this Agreement shall not exceed 25% of the Purchase Price paid in accordance with
Section 2.2. The limitations on Sellers' indemnification obligations set forth in the prior sentence shall not apply to losses resulting from fraud or willful misconduct by the Sellers.

                  (ii) The Sellers and their Affiliates will have no liability for any Adverse Consequences, unless and until the aggregate Adverse Consequences for which the Buyer Indemnitees are entitled to recover under this Agreement exceeds 1% of the Purchase Price paid in accordance with Section 2.2 (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, the Buyer Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.

                  (iii) The Sellers and their Affiliates shall not be liable to the Buyer Indemnitees for any Adverse Consequences associated with a claim that is based upon any fact, matter or circumstance within the actual knowledge of the Buyer, the Buyer Indemnitees and their Affiliates as of the date hereof, as well as such facts, matters or circumstances which before the Closing Date had been communicated to the Buyer, the Buyer Indemnitees or their Affiliates in writing.

                  (iv) The Buyer acknowledges and agrees that the indemnification provisions in this Article VIII and the termination rights in
Section 10.1 shall be the exclusive remedies of the Buyer, the Buyer Indemnitees and their Affiliates with respect to the transactions contemplated by this Agreement. Furthermore, the Buyer waives any right to assert any claim or otherwise hold any of the Sellers, other than El Paso CGP, liable for or responsible for any indemnification of the Buyer Indemnitees and their Affiliates under this Agreement, with it being acknowledged that only El Paso CGP shall be liable for or responsible for indemnifying the Buyer Indemnitees and their Affiliates under this Agreement.

      8.3 Indemnification Provisions for Benefit of the Sellers. The Buyer shall indemnify and hold the Sellers forever harmless from and against all Adverse Consequences whatsoever arising out of or resulting from:

            (a) Any breach of warranty or misrepresentation by the Buyer contained herein, or the non-performance of any covenant or obligation to be performed by the Buyer to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 8.1; and that (B) the Sellers make a written claim for indemnification against the Buyer pursuant to
Section 11.6 within such survival period; or

            (b) The ownership, conduct or operation of the Assets from and after the Closing Date and any Assumed Liability.

      8.4 Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a right to claim for indemnification against any other Party (the "Indemnifying Party") under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

            (b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

            (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8.4(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

            (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

      8.5 Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification), net of any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section
8.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

      8.6 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Article VIII, shall be treated as purchase price adjustments for Tax purposes.

                                   ARTICLE IX
                                   TAX MATTERS

      9.1 Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Assets. The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

      9.2 Pre-Closing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Assets. The Sellers shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

      9.3 Prorated Ad Valorem Taxes.Ad valorem real property taxes on the Assets shall be prorated and adjusted on the basis of the actual days in the fiscal year, the Sellers to have the last day, to and including the date of Closing. Taxes for all prior years shall be paid by the Sellers. If the Closing shall occur before the tax rate is fixed for the then current fiscal year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. General assessments, whether matured or unmatured, shall be paid in full by the Sellers. All other assessments shall be paid by the Buyer. It is acknowledged by the Parties that the Buyer is purchasing certain real property (the Coastal Coal and Coastal Coal WV Real Property being collectively for purposes of this section the "Real Property") exclusive of the buildings and improvements thereon which will be retained by the Sellers (the "Retained Property") and which will thereafter be subject to assessment for taxation as personal property or as part of the leasehold estate being created under the Lease Agreements and that the County Assessor (or other appropriate assessing official) of the Counties in the jurisdictions in which the real estate is located may not separately assess the Real Property from the Retained Property until the applicable next assessment date (being July 1st in West Virginia) following the Closing Date. Accordingly, there will be at least one year during which the Real Property may be assessed together with the Sellers's Retained Property. For example, if the Closing is in October of 2002, the Real Property and Retained Property may not be separately assessed until July 1, 2003 (for tax year 2004). As a result the taxes for the year 2003 on the Real Property would be combined with the taxes on the Retained Property. If the Real Property and the Retained Property are not separately assessed, then the Buyer shall submit to the Sellers a statement for the Sellers's pro rata share of such taxes calculated by prorating the amount of taxes for land with respect to other real property composing the tax parcel of which the Real Property is a part and determining the portion of the taxes applicable to the Retained Property based upon its relative value. The Sellers shall give to the Buyer after the Sellers's receipt of the Buyer's statement therefor and at least fifteen (15) days prior to the date payable without interest or penalty, a check payable to the appropriate County Treasurer for the amount specified in the statement or, upon delivery of a paid receipt evidencing prior payment by the Buyer to any such County Treasurer of such sums as are due, the Sellers shall reimburse the Buyer for the amount specified.

      9.4 Claims for Refund. The Buyer shall not file any claim for refund of taxes with respect to the Assets for whole or partial taxable periods on or before the Closing Date.

      9.5 Cooperation on Tax Matters.

            (a) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Assets relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or any Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or any Sellers, as the case may be, shall allow the other party to take possession of such books and records.

            (b) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      9.6 Certain Taxes. The Sellers will file all necessary Tax Returns and other documentation with respect to all transfer (including without limitation, stock transfer), recording, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer will be obligated to bear and shall pay at Closing, any transfer, documentary, sales, recording, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated under this Agreement. The Buyer agrees to indemnify, defend and hold the Sellers harmless for all such taxes and fees.

      9.7 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

      9.8 Audits. The Sellers and the Buyer shall provide prompt written notice to the others of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Assets for whole or partial periods for which it may be indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (a) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (b) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure.
Section 9.10 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

      9.9 Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). Reasonable out of pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

      9.10 Powers of Attorney. The Buyer shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9.8 (including any refund claims which turn into audits or disputes).

      9.11 Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes attributable to a Pre-Closing Tax Period that the Sellers is responsible for hereunder, or if the Sellers or any Affiliate of the Sellers receives a refund of any Taxes attributable to a Post-Closing Tax Period that the Buyer is responsible for hereunder, the party receiving such refund shall, within thirty days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9.11, the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

      9.12 Purchase Price Allocation. Within thirty (30) days of the date of this Agreement and in any event prior to Closing, the Sellers and the Buyer shall attempt to agree upon the allocation of the Purchase Price among the Assets for all purposes (including Tax and financial accounting purposes). The Buyer, the Sellers and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such agreed upon allocation.

      9.13 Closing Tax Certificate. At the Closing, the Sellers shall deliver, or cause each of its selling Affiliates to deliver, to the Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code. At the Closing, the Buyer shall deliver to the Sellers a statement providing its U.S. Employment Identification Number and its address.

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

      10.1 Termination of Agreement. The Parties may terminate this Agreement, as provided below:

            (a) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

            (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time before Closing if the Closing shall not have occurred on or before January 31, 2003 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

            (c) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing if the Closing shall not have occurred on or before January 31, 2003 (unless the failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement);

            (d) the Buyer or the Sellers may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby or impairing use or exploitation of any Assets and such order, decree, ruling or other action shall have become final and nonappealable; and

            (e) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time before the Closing to the extent that the Buyer does not provide its consent to the assignment of the Lease Agreements to a third party (whether pursuant to a direct assignment or pursuant to a transfer of control) designated by the Sellers.

      10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties with respect to any Assets not theretofore sold to the Buyer hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement and Sections 11.2 and 11.3 of this Agreement shall survive termination.

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Insurance. The Buyer acknowledges and agrees that, following the Closing, the Insurance Policies of the Sellers and its Affiliates may be terminated or modified to exclude coverage of all or any portion of the Assets by the Sellers or El Paso Corporation or their Affiliates and, as a result, the Buyer acknowledges that the Assets will not be insured by Sellers. The Buyer further acknowledges that the Sellers only maintained such Insurance Policies (including self insurance and deductible levels) that it deemed necessary in its sole discretion or that were required by Law. Notwithstanding Section 11.1, if any claims are made or losses occur prior to the Closing Date that relate solely to the Assets and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Sellers or its Affiliates pursuant to Section 11.1 or under policies otherwise retained by the Sellers or its Affiliates after the Closing, then, subject to any limitations under the Insurance Policies (including without limitation time restrictions on "claims made" policies), the Sellers shall use its reasonable commercial efforts so that the Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; however nothing in this Agreement shall require the Sellers to maintain or to refrain from asserting claims against or exhausting any retained policies and the Sellers shall not be required to proceed against any direct or indirect self-insured primary insurance programs or policies of, or maintained by El Paso Corporation or any of its Affiliates, including arrangement with carriers for claims administration service under cost-plus reimbursement agreements, assumed retention, deductible or retrospective rating plans or other plans or arrangements to the extent that risk of loss thereunder is ultimately assumed or paid by El Paso or its Affiliates.

      11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure).

      11.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

      11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

      11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to the Buyer:          CSTL LLC
                                         c/o Natural Resource Partners L.P.
                                         Suite 300, 1035 Third Avenue
                                         Huntington, WV 25727
                                         Attn: Nick Carter
                                         Tel: (304) 522-5757
                                         Fax (304) 522 5401

               With copy to:             CSTL LLC
                                         c/o Natural Resource Partners L.P.
                                         Suite 3600
                                         601 Jefferson Street
                                         Houston, TX 77002
                                         Attn: Dwight L. Dunlap
                                         Tel: (713) 751-7514
                                         Fax: (713) 650-0606

               If to the Sellers:        El Paso CGP Company
                                         1001 Louisiana
                                         Houston, Texas 77002
                                         Attn:  Greg Jenkins
                                         Tel: (713) 420-4917
                                         Fax: (713) 420-5118

               With a copy to:           1001 Louisiana
                                         Houston, Texas 77002
                                         Attn:  Robert W. Baker
                                         Tel: (713) 420-7021
                                         Fax: (713) 420-7025

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

      11.8 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.

      11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.10 Transaction Expenses. Each of the Buyer and the Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                                      *****

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              CSTL LLC
                              By NRP (Operating) LLC, its sole managing member,

                              By:  /s/  Nick Carter
                                 ----------------------------------------------
                              Title:    President and Chief Operating Officer


                              EL PASO CGP COMPANY

                              By:  /s/  H. Brent Austin
                                 ----------------------------------------------
                              Title:    President and Chief Operating Officer


                              COASTAL COAL COMPANY, LLC

                              By:  /s/  Kevin Crutchfield
                                 ----------------------------------------------
                              Title:    President


                              COASTAL COAL -
                                       WEST VIRGINIA, LLC


                              By:  /s/  Kevin Crutchfield
                                 ----------------------------------------------
                              Title:    President


                              ANR WESTERN COAL DEVELOPMENT
                                       COMPANY

                              By:  /s/  Bennett K. Hatfield
                                 ----------------------------------------------
                              Title:    Executive Vice President

Natural Resource Partners L.P., a Delaware limited partnership, hereby (i) unconditionally and irrevocably agrees with the Sellers to perform, when due, all of the Buyer's obligations pursuant to the Purchase Agreement, (ii) agrees to be fully bound and obligated by the terms hereof to the same extent as is the Buyer, (iii) waives all defenses as a surety including notice, (iv) agrees that its obligations under this paragraph shall not be impaired, diminished or discharged by any extension of time granted by the Sellers, by any course of dealing between the Sellers and the Buyer, or by any event or circumstance which might operate to discharge a guarantor and (v) covenants to take any and all actions and execute and deliver further documents reasonably requested by the Sellers to implement and enforce such foregoing obligations.

                               NATURAL RESOURCES PARTNERS L.P.
                               By NRP (GP) LP, its General Partner
                               By GP Natural Resources Partners LLC, its general partner


                               By: /s/ Nick Carter
                                   ---------------------------------------------
                               Name:   Nick Carter
                               Title:  President and Chief Operating Officer